Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY ANNOUNCES COMPLETION OF OPEN MARKET STOCK REPURCHASE PROGRAM

DALLAS, Texas, April 13, 2005 — Trammell Crow Company (NYSE:TCC), one of the world’s largest diversified commercial real estate services companies, today announced that it has completed its $20 million share repurchase program announced on March 1, 2005.  A total of 970,142 shares were repurchased (at an average price of $20.62 per share), all through open market purchases.  The repurchase effected a 2.7% decrease in the number of shares outstanding - at the close of business on April 11, 2005, the number of shares of common stock outstanding, adjusted to reflect the settlement for all shares repurchased, was 34,840,742.  The number of outstanding shares does not include common stock equivalents used in the calculation of diluted earnings per share.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the world. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development and Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in Canada,

Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.